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EXHIBIT 4.3

Long Beach Mortgage Loan Supplemental Interest Trust 2006-5 (the “Trust”)

 External ID: 2768567

________________________________________________________________________

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below.

The definitions and provisions contained in the 2000 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

References to “Party A” and “Party B” are for the purposes of this Confirmation only.

This Confirmation constitutes a “Confirmation” as referred to in, and supplements, forms part of and is subject to, the 1992 ISDA Master Agreement dated as of June 15, 2006, as amended and supplemented from time to time (the “Agreement”), between ABN AMRO Bank N.V. (“Party A”) and Deutsche Bank National Trust Company, not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5 (“Party B”).  All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

1.        The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Notional Amount:  USD 1,541,647,555.00, subject to adjustment in accordance with the Notional Amount Schedule as set out below.

Trade Date:  5 June 2006

Effective Date:  25 July 2006

Termination Date:  25 June 2011

Fixed Amounts:

Fixed Rate Payer:  Party B

Fixed Rate Payer Period End Dates:  The 25th calendar day of each month, commencing 25 August 2006 and ending 25 June 2011, with No Adjustment.

Fixed Rate Payer Payment Dates:  The 25th calendar day of each month, commencing 25 August 2006 and ending 25 June 2011, subject to adjustment in accordance with the Following Business Day Convention.

Fixed Rate:  5.25685%

Fixed Rate Day Count Fraction:  30/360

Floating Amounts:

Floating Rate Payer:  Party A

Floating Rate Payer Period End Dates:  The 25th calendar day of each month, commencing 25 August 2006 and ending 25 June 2011, with No Adjustment.

Floating Rate Payer Payment Dates:  The 25th calendar day of each month, commencing 25 August 2006 and ending 25 June 2011, subject to adjustment in accordance with the Following Business Day Convention.

Floating Rate Option:  USD-LIBOR-BBA

Designated Maturity:  1 Month

Spread:  None

Floating Rate Day Count Fraction:  30/360

Reset Dates:  The first day of each Calculation Period

Compounding:  Inapplicable

Business Day:  Any day other than a Saturday, a Sunday or a day on which banking or savings institutions in the State of California, the State of Delaware, the State of New York, the State of Washington, or in the city in which the Corporate Trust Office of the Trustee is located, are authorized or obligated by law or executive order to be closed.

Calculation Agent:  Party A, unless otherwise stated in the Agreement

2.  Account Details:

For Payments to ABN AMRO Bank N.V.:

  To be advised under separate cover

For Payments to Deutsche Bank National Trust Company, not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5:

  To be advised under separate cover

3.  Offices:

(a)  The Office of Party A for this Transaction is London.

(b)  The Office of Party B for this Transaction is Santa Ana.

4.  Relationship between the Parties:

Each party will be deemed to represent to the other party on the date on which it enters into this Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):

(a)  Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and on advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into this Transaction.  No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction;

(b)  Assessment and Understanding.  It is capable of asserting the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction;

(c)  Status of Parties. The other party is not acting as a fiduciary or an adviser to it in respect of this Transaction;

(d)  Consultation.  Discussions of termination or limitation of risk with respect to this Transaction and/or provision by a party of indicative valuations, financial analyses or other statements of valuation and risk based on market movements (i) are based only on the party’s business and experience as a provider of financial services, (ii) are subject only to the duty of each party to act in good faith and to no other duty and (iii) do not constitute guarantees or assurances of financial results or commitments to terminate or otherwise limit exposure under this Transaction, it being understood that each party undertakes duties, liabilities or obligations under the Agreement or in respect of this Transaction only through written documentation expressly so undertaking and signed by its duly authorized officer; and

(e)  Awareness.  In so far as Party B is not acting as a dealer or a market professional in the relevant market, this transaction is entered into in accordance with its authorized policies for purposes of hedging or managing its assets, liabilities and/or investments or in connection with a line of business (and not for speculation).

5.  Trustee Capacity:

It is expressly understood and agreed by the parties hereto that (i) this Confirmation is executed and delivered by Party B not individually or personally but solely as trustee of the Long Beach Mortgage Loan Supplemental Interest Trust 2006-5 (the “Trust”), in the exercise of the powers and authority conferred and vested in it under that certain Pooling and Servicing Agreement dated as of June 1, 2006, among Long Beach Securities Corp. as Depositor, Long Beach Mortgage Company as Seller and Master Servicer, and Party B as Trustee (the “PSA”), (ii) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by Party B but is made and intended for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as creating any liability on the part of Party B, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (iv) under no circumstances shall Party B be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Confirmation or any other related documents as to all of which recourse shall be had solely to the assets of the Trust in accordance with the terms of the PSA.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us to the fax number specified below or by sending to us a letter substantially similar to this letter, which letters set forth the material terms of the Swap Transaction to which the Confirmation relates and indicates your agreement to those terms.

Fax Number:      +44 20 7857 9428
                        +44 20 7857 9430
                        +44 20 7857 9501

Telephone Number:  +44 20 7678 8000

                                                                                                Yours Faithfully,

                                                                                                ABN AMRO Bank N.V.

                                                                                                By:_____________________________

                                                                                                Name:

                                                                                                Title:

                                                                                                By:_____________________________

                                                                                                Name:

                                                                                                Title:

Confirmed as of the date first written above:

Deutsche Bank National Trust Company, not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5

By:_____________________________

Name:

Title:

By:_____________________________

Name:

Title:

NOTIONAL AMOUNT SCHEDULE

Calculation Period in respect of the Payment Date scheduled to occur on*:		Notional Amount
August 25, 2006	USD	1,541,647,555
September 25, 2006	USD	1,523,311,559
October 25, 2006	USD	1,522,857,291
November 25, 2006	USD	1,522,112,018
December 25, 2006	USD	1,522,013,632
January 25, 2007	USD	1,521,880,697
February 25, 2007	USD	1,521,805,089
March 25, 2007	USD	1,521,235,701
April 25, 2007	USD	1,519,090,245
May 25, 2007	USD	1,464,992,240
June 25, 2007	USD	1,391,837,596
July 25, 2007	USD	1,317,899,979
August 25, 2007	USD	1,245,951,317
September 25, 2007	USD	1,178,818,112
October 25, 2007	USD	1,116,022,890
November 25, 2007	USD	1,057,148,799
December 25, 2007	USD	1,004,461,147
January 25, 2008	USD	956,033,651
February 25, 2008	USD	911,682,512
March 25, 2008	USD	870,985,180
April 25, 2008	USD	833,574,226
May 25, 2008	USD	377,037,705
June 25, 2008	USD	370,105,694
July 25, 2008	USD	361,874,073
August 25, 2008	USD	354,696,825
September 25, 2008	USD	350,444,403
October 25, 2008	USD	344,112,222
November 25, 2008	USD	334,534,635
December 25, 2008	USD	334,500,839
January 25, 2009	USD	330,185,233
February 25, 2009	USD	325,971,512
March 25, 2009	USD	322,023,101
April 25, 2009	USD	321,990,899
May 25, 2009	USD	321,958,697
June 25, 2009	USD	321,958,697
July 25, 2009	USD	321,733,926
August 25, 2009	USD	305,334,062
September 25, 2009	USD	285,863,496
October 25, 2009	USD	267,417,999
November 25, 2009	USD	250,106,783
December 25, 2009	USD	233,665,026
January 25, 2010	USD	218,623,253
February 25, 2010	USD	204,460,727
March 25, 2010	USD	191,722,386
April 25, 2010	USD	179,760,235
May 25, 2010	USD	168,414,865
June 25, 2010	USD	157,038,052
July 25, 2010	USD	145,133,714
August 25, 2010	USD	134,008,133
September 25, 2010	USD	123,494,230
October 25, 2010	USD	113,911,465
November 25, 2010	USD	105,146,794
December 25, 2010	USD	96,967,915
January 25, 2011	USD	88,686,519
February 25, 2011	USD	81,360,769
March 25, 2011	USD	75,806,493
April 25, 2011	USD	71,116,004
May 25, 2011	USD	66,887,091
June 25, 2011	USD	63,159,139

* Payment Dates adjusted in accordance with the relevant Business Day Convention and may be subject to further adjustment

(Multicurrency—Cross Border)

ISDA®

International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of June 15, 2006

ABN AMRO BANK, N.V. (“Party A”)
and
Deutsche Bank National Trust Company, not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5 (“Party B”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:—

1.                   Interpretation

(a)                 Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)                 Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail.  In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)                 Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.                   Obligations

(a)                 General Conditions.

(i)       Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)     Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)    Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency, of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

ABN AMRO BANK, N.V.	Deutsche Bank National Trust Company, not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5
By: Name: Title: Date:	By: Name: Ronaldo Reyes Title: Vice President Date:
By: Name: Title: Date:	By: Name: Eiko Akiyama Title: Authorized Signer Date:

                                                                                                                                                           Rate Swap Schedule

SCHEDULE
to the
Master Agreement

dated as of June 15, 2006

between

ABN AMRO BANK, N.V.	and	Deutsche Bank National Trust Company, not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5 (the “Trust”)
_______________________________________ (“Party A”)		_________________________________________ (“Party B”)

Part 1.

Termination Provisions.

(a)    “Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),                Not applicable

Section 5(a)(vi),               Not applicable

Section 5(a)(vii),              Not applicable

Section 5(b)(iv),               Not applicable

and in relation to Party B for the purpose of:

Section 5(a)(v),                Not applicable

Section 5(a)(vi),               Not applicable

Section 5(a)(vii),              Not applicable

Section 5(b)(iv),               Not applicable

(b)    “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)    Certain Events of Default.  The following Events of Default will apply to the parties as specified below, and the definition of “Event of Default” in Section 14 is deemed to be modified accordingly:

Section 5(a)(i) (Failure to Pay or Deliver) will apply to Party A and Party B.

Section 5(a)(ii) (Breach of Agreement) will not apply to Party A or Party B.

Section 5(a)(iii) (Credit Support Default) will not apply to Party A or Party B.

Section 5(a)(iv) (Misrepresentation) will not apply to Party A or Party B.

Section 5(a)(v) (Default under Specified Transaction) will not apply to Party A or Party B.

Section 5(a)(vi) (Cross Default) will not apply to Party A or Party B.

Section 5(a)(vii) (Bankruptcy) will apply to Party A and Party B; provided that clause (2) thereof shall not apply to Party B.

Section 5(a)(viii) (Merger without Assumption) will apply to Party A and will not apply to Party B.

(d)    Termination Events.  The following Termination Events will apply to the parties as specified below:

Section 5(b)(i) (Illegality) will apply to Party A and Party B.
Section 5(b)(ii) (Tax Event) will apply to Party A and Party B.
Section 5(b)(iii) (Tax Event upon Merger) will apply to Party A and will not apply to Party B.
Section 5(b)(iv) (Credit Event upon Merger) will not apply to Party A or Party B.

(e)    The “Automatic Early Termination” provision of Section 6(a) of this Agreement will not apply to Party A or Party B.

(f)    Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(i)    Market Quotation will apply.

(ii)   The Second Method will apply.

(g)    “Termination Currency” means United States Dollars.

(h)   Additional Termination Events.  The following Additional Termination Events will apply, in each case with respect to Party B as the sole Affected Party (unless otherwise provided below):

(i)            Party A fails to comply with the Downgrade Provisions as set forth in Part 5(b).  For all purposes of this Agreement, Party A shall be the sole Affected Party with respect to the occurrence of a Termination Event described in this Part 1(h)(i).

(ii)           The Pooling and Servicing Agreement dated as of June 1, 2006 among Long Beach Securities Corp. as Depositor, Long Beach Mortgage Company as Seller and Master Servicer, Deutsche Bank National Trust Company as Trustee (the “Trustee”) for the Trust, as amended and supplemented from time to time (the “PSA”) or other transaction document is amended or modified without the prior written consent of Party A, where such consent is required under the terms of the PSA.

(iii)          The Trust is terminated pursuant to PSA.

(iv)          The deposit of the Termination Price by the Terminator with the Trust pursuant to Section 9.01 of the PSA on a date that is no later than the Determination Date in the month immediately preceding the Distribution Date in which the Certificates will be retired; provided that the Early Termination Date may not occur until a date that is no earlier than the Business Day after the Distribution Date falling in the month immediately preceding the Distribution Date on which the Certificates will be retired pursuant to Section 9.01 of the PSA.

Part 2.

Tax Representations.

(a)    Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A will make the following representation and Party B will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)    Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below, if any:

(i)       Party A makes the following representation to Party B:

(1)           It is a resident of The Netherlands for the purpose of the application of the existing tax treaties between The Netherlands and those countries where offices of Party B are located.

(2)           With respect to its non-U.S. branches, it is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.  With respect to Party A, Specified Treaty means the income tax treaty between the United States and The Netherlands;  Specified Jurisdiction means the United States.

(3)           With respect to its U.S. branches, each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

(ii)     Party B makes no representations for the purpose of Section 3(f) of this Agreement.

Part 3.

Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)    Tax forms, documents or certificates to be delivered are:— None

(b) Other documents to be delivered are:—

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A

Certified copy of the power of attorney (or equivalent authorizing documentation) which sets forth the authority of each signatory to this Agreement and each Credit Support Document (if any) signing on its behalf and the authority of such party to enter into Transactions contemplated and performance of its obligations hereunder.

		Concurrently with the execution and delivery of this Agreement.	Yes
Party A and Party B

Incumbency certificate (or, if available the current authorized signature book or equivalent authorizing documentation) specifying the names, titles, authority and specimen signatures of the persons authorized to execute this Agreement which sets forth the specimen signatures of each signatory to this Agreement, each Confirmation and each Credit Support Document (if any) signing on its behalf.

		Concurrently with the execution and delivery of this Agreement unless previously delivered and still in full force and effect.	Yes
Party A and B	An opinion of counsel to such party reasonably satisfactory in form and substance to the other party.	Concurrently with the execution and delivery of the Confirmation unless previously delivered and still in full force and effect.	No
Party B	An executed copy of the PSA.	Within 30 days after the date of this Agreement.	Yes
Party B

Each material amendment, supplement or waiver of the PSA, as proposed from time to time, or any other amendment or modification of the PSA that requires the consent of Party under the terms of the PSA or otherwise adversely affects Party A’s interests under this Agreement or the ability of Party B to fully and timely perform its obligations under this Agreement.

		Promptly upon learning of any proposed amendment, supplement or waiver	Yes

Part 4.

Miscellaneous.

(a)    Addresses for Notices. For the purposes of Section 12(a) of this Agreement:

Party A:

      (1)     Address for notices or communications to Party A:-

                (i)            For all purposes under this Agreement:

                                ABN AMRO Bank N.V., Chicago Branch

                                Global Documentation Unit

                                540 W. Madison Street, 22nd Floor

                                Chicago, IL   60661

                                Attention:  Treasury Documentation

                                Telephone:  312-904-5214

                                Fax:  312-904-0392

                (ii)  With a copy to the Office through which Party A is acting for the purposes of the relevant Transactions:

                                ABN AMRO Bank N.V., Amsterdam Head Office

                                P.O. Box 283

                                1000 AE  Amsterdam

                                The Netherlands

                                Attention:  Operations Derivatives Markets

                                Forex Options

                                Telephone:  31-20-6292654

                                Telefax:  31-20-6284832

                                Swaps

                                Telephone:  31-20-6284448

                                Telefax:  31-20-6281679

                                Interest Related Products

                                Telephone  31-20-3831226

                                Telefax:   31-20-6282462

                                Credit Derivatives

                                Telephone:  31-20-3831230

                                Telefax:  31-20-3832299

                                Telex: 16021   Answerback: ABAM NL

                                Electronic Messaging System Details: Swift ABNA NL 2A

                                ABN AMRO Bank N.V., Chicago Branch

                                540 West Madison Avenue, Suite 2132

                                Chicago, IL  60661

                                Attention:  Treasury Operations

                                Telefax:  312-855-5852

                                Telephone:  312-992-5816

                                Electronic Messaging System Details:   ABNA US 33a XXX

                                ABN AMRO Bank N.V., London Branch

                                199 Bishopsgate,

                                London EC2M 3XW,

                                United Kingdom

                                Attention:   Fixed Income Derivatives Documentation

                                Telex:  887366     Answerback: ABNALN G

                                Telefax:  44 20 7857 9428

                                Telephone:  44 20 7678 3311

                                Electronic Messaging System Details: Swift ABNA GB 2L

Party B:           Deutsche Bank National Trust Company, not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5

1761 East St. Andrew Place,

Santa Ana,

California 92705-4934

Attention:   Long Beach Mortgage Loan Supplemental Interest Trust 2006-5

Telephone:  (714) 247-6000

Facsimile:   (714) 247-6478

(b)    Process Agent. For the purposes of Section 13(c) of this Agreement:

Party A appoints as its Process Agent:  Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)    Offices. With respect to Party A, the provisions of Section 10(a) will apply to this Agreement.

(d)    Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is a Multibranch Party and may act through the following Offices: Amsterdam, Chicago and London.

Party B is not a Multibranch Party.

(e)    Calculation Agent. The Calculation Agent is Party A.

(f)    Credit Support Document. Credit Support Document means

With respect to Party A:  The Credit Support Annex (upon the occurrence of a Collateralization Event or Rating Event, each as defined under Part 5(b)) .

With respect to Party B:  The PSA.

(g)    Credit Support Provider.

Credit Support Provider means in relation to Party A:  Not applicable.

Credit Support Provider means in relation to Party B:  Not applicable.

(h)   Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine other than New York General Obligation Law Sections 5-1401 and 5-1402).

(i)    Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply to all Transactions.

(j)    “Affiliate.”  Each of Party A and Party B shall be deemed to have no Affiliates.

Part 5.

Other Provisions.

(a)    Definitions.

        Any capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them (or incorporated by reference) in the PSA.  In the event of any inconsistency between the terms of this Agreement and the terms of the PSA, this Agreement will govern.

(b)    Downgrade Provisions.

(1)   It shall be a Collateralization Event if (A) (i) the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of Party A are rated below “A1” by Moody's Investors Service, Inc. (“Moody's”) or are rated “A1” by Moody's and such rating is on watch for possible downgrade (but only for so long as it is on watch for possible downgrade) and (ii) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of Party A are rated below “P‑1” by Moody's or are rated “P‑1” by Moody's and such rating is on watch for possible downgrade (but only for so long as it is on watch for possible downgrade), (B) no short-term rating is available from Moody's and the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of Party A are rated below “Aa3” by Moody's or are rated “Aa3” by Moody's and such rating is on watch for possible downgrade (but only for so long as it is on watch for possible downgrade), or (C)  either (i) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of Party A are rated below “A‑1” by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) or (ii) if Party A does not have a short-term rating from S&P, the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of Party A are rated below “A+” by S&P or (D) either (i) the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of Party A are rated below “A” by Fitch, Inc. (“Fitch”, and together with Moody’s and S&P, the “Rating Agencies”) or (ii) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of Party A are rated below “F-1” by Fitch.  For the avoidance of doubt, the parties hereby acknowledge and agree that notwithstanding the occurrence of a Collateralization Event, this Agreement and each Transaction hereunder shall continue to qualify as a Swap Agreement for purposes of the distribution priorities in Article IV of the PSA.  Within 30 days from the date a Collateralization Event has occurred and so long as such Collateralization Event is continuing, Party A shall, at its own expense, and subject to satisfaction of the Rating Agency Condition either (i) pursuant to the terms of an ISDA Credit Support Annex, including Paragraph 13, added to this Agreement by an amendment to this Agreement (the “Credit Support Annex”), post collateral to Party B in an amount sufficient to restore to the levels that existed immediately prior to the Collateralization Event the ratings of any Certificates then rated by the Rating Agencies, (ii) furnish a guarantee of Party A's obligations under this Agreement from a guarantor with a long-term credit rating greater than or equal to “A+” by S&P and “Aa3” by Moody's, or (iii) obtain a substitute counterparty that (a) satisfies the Hedge Counterparty Ratings Requirement (as defined herein) and (b) assumes the obligations of Party A under this Agreement (through an assignment and assumption agreement in form and substance reasonably satisfactory to Party B) or replaces the outstanding Transactions hereunder with transactions on identical terms, except that Party A shall be replaced as counterparty, provided that such substitute counterparty, as of the date of such assumption or replacement, must not, as a result thereof, be required to withhold or deduct on account of tax under the Agreement or the new transactions, as applicable, and such assumption or replacement must not lead to a termination event or event of default occurring in respect of the new transactions, as applicable.  To the extent that Party A elects or is required to post collateral pursuant to this Part 5(b)(1), Party A shall request its legal counsel to deliver to each applicable Rating Agency within thirty (30) calendar days of the occurrence of such Collateralization Event an opinion satisfactory to the Rating Agency as to the enforceability of the Credit Support Annex.

(2)   It shall be a ratings event (a “Ratings Event”) if at any time after the date hereof Party A shall fail to satisfy the Hedge Counterparty Ratings Threshold.  “Hedge Counterparty Ratings Threshold” shall mean (A) the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of Party A are rated at least “BBB-” by S&P, (B) the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of Party A are rated at least “A3” by Moody's (and such rating is not on watch for possible downgrade) and the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of Party A are rated at least “P‑2” by Moody's (and such rating is not on watch for possible downgrade), and (C) either (i) the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of Party A are rated at least “BBB+” by Fitch or (ii) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of Party B are rated at least “F2” by Fitch.  For the avoidance of all doubts, the parties hereby acknowledge and agree that notwithstanding the occurrence of a Ratings Event, this Agreement and each Transaction hereunder shall continue to qualify as a Swap Agreement for purposes of the distribution priorities in Section 4.01 of the PSA.

(3)   Following a Ratings Event, Party A shall take the following actions:

Within 30 days (or, in the case of a failure to meet the requirements of subparagraph (A) of the definition of “Hedge Counterparty Ratings Threshold”, within 10 business days) of the Ratings Event, Party A, at its sole expense, shall (i) obtain a substitute counterparty that (A) satisfies the Rating Agency Condition, (B) satisfies the Hedge Counterparty Ratings Requirement and (C) assumes the obligations of Party A under this Agreement (through an assignment and assumption agreement in form and substance reasonably satisfactory to Party B) or replaces the outstanding Transactions hereunder with transactions on identical terms, except that Party A shall be replaced as counterparty, provided that such substitute counterparty, as of the date of such assumption or replacement, must not, as a result thereof, be required to withhold or deduct on account of tax under the Agreement or the new transactions, as applicable, and such assumption or replacement must not lead to a termination event or event of default occurring in respect of the new transactions, as applicable, (ii) furnish a guarantee of Party A’s obligations under this Agreement from a guarantor that (A) satisfies the Hedge Counterparty Ratings Requirement and (B) satisfies the Rating Agency Condition, or (iii) take such other action that satisfies the Rating Agency Condition.  Notwithstanding anything contained herein to the contrary, if Party A is required to transfer its rights and obligations under this Agreement pursuant to this Part 5(b)(3) as a result of a rating issued by S&P, Party A shall, at all times prior to such transfer, be required to post collateral in accordance with (i) the terms of the Credit Support Annex or (ii) an agreement with Party B providing for the posting of collateral, which agreement shall satisfy the Rating Agency Condition specified in Part 5(n) below and require Party A to post the required collateral.

“Hedge Counterparty Ratings Requirement” shall mean (a) either (i) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of the substitute counterparty are rated at least “A‑1” by S&P or (ii) if the substitute counterparty does not have a short-term rating from S&P, the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of the substitute counterparty are rated at least “A+” by S&P, (b) either (i) the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of such substitute counterparty are rated at least “A1” by Moody's (and if rated “A1” by Moody's, such rating is not on watch for possible downgrade) and the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of such substitute counterparty are rated at least “P‑1” by Moody's (and if rated “P-1” by Moody's, such rating is not on watch for possible downgrade and remaining on watch for possible downgrade), or (ii) if such substitute counterparty does not have a short-term debt rating from Moody's, the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of such substitute counterparty are rated at least “Aa3” by Moody's (and if rated “Aa3” by Moody's, such rating is not on watch for possible downgrade), and (c) either (i) the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of such substitute counterparty are rated at least “A” by Fitch or (ii) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of such substitute counterparty are rated at least “F1” by Fitch. For the purpose of this definition, no direct or indirect recourse against one or more shareholders of the substitute counterparty (or against any Person in control of, or controlled by, or under common control with, any such shareholder) shall be deemed to constitute a guarantee, security or support of the obligations of the substitute counterparty.

(c)    Section 3(a) of this Agreement is hereby amended to include the following additional representations after paragraph 3(a)(v):

(vi)        Eligible Contract Participant. It is an “eligible contract participant” as defined in section 1a(12) of the U.S. Commodity Exchange Act.

(vii)       Individual Negotiation. This Agreement and each Transaction hereunder is subject to individual negotiation by the parties.

(viii)      Relationship between Party A and Party B. Subject as provided in Part 5(g), each of Party A and Party B will be deemed to represent to the other on the date on which it enters into a Transaction or an amendment thereof that (absent a written agreement between Party A and Party B that expressly imposes affirmative obligations to the contrary for that Transaction):

(1)           Principal. With respect to Party A, it is acting as principal and not as agent when entering into this Agreement and each Transaction, and with respect to Party B, it is acting not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5 when entering into this Agreement and each Transaction.

(2)           Non-Reliance. Party A is acting for its own account and Party B is acting not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5.  It has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(3)           Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement and each Transaction hereunder. It is also capable of assuming, and assumes, all financial and other risks of this Agreement and each Transaction hereunder.

(4)           Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of that Transaction.

(d)    Section 1(c).  For purposes of Section 1(c) of the Agreement, the Transaction with the External ID number 2768567 shall be the sole Transaction under the Agreement.

(e)    Transfer.  Section 7 is hereby amended to read in its entirety as follows:

Except as stated under Section 6(b)(ii), neither Party A nor Party B is permitted to assign, novate or transfer (whether by way of security or otherwise) as a whole or in part any of its rights, obligations or interests under this Agreement or any Transaction without the prior written consent of the other party; provided, however, that (i) Party A may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of substantially all of its assets to, another entity, or an incorporation, reincorporation or reconstitution, and (ii) Party A may transfer this Agreement to any Person that is an office, branch or affiliate of Party A (any such Person, office, branch or affiliate, a “Transferee”) on at least five Business Days' prior written notice to Party B; provided that, with respect to clause (ii), (A) as of the date of such transfer the Transferee will not be required to withhold or deduct on account of a Tax from any payments under this Agreement unless the Transferee will be required to make payments of additional amounts pursuant to Section 2(d)(i)(4) of this Agreement in respect of such Tax; (B) a Termination Event or Event of Default does not occur under this Agreement as a result of such transfer; (C) such notice is accompanied by a written instrument pursuant to which the Transferee acquires and assumes the rights and obligations of Party A so transferred; and (D) Party A will be responsible for any costs or expenses incurred in connection with such transfer.  Party B will execute such documentation as is reasonably deemed necessary by Party A for the effectuation of any such transfer.  Notwithstanding the foregoing, no such transfer shall be made unless the transferring party obtains a written confirmation from each of the Rating Agencies that, notwithstanding such transfer, the then-current ratings of the Class A Certificates, the Mezzanine Certificates and the Class B Certificates will not be reduced or withdrawn.

Except as specified otherwise in the documentation evidencing a transfer, a transfer of all the obligations of Party A made in compliance with this Section 7 will constitute an acceptance and assumption of such obligations (and any related interests so transferred) by the Transferee, a novation of the transferee in place of Party A with respect to such obligations (and any related interests so transferred), and a release and discharge by Party B of Party A from, and an agreement by Party B not to make any claim for payment, liability, or otherwise against Party A with respect to, such obligations from and after the effective date of the transfer.

(f)    Trustee Capacity.  It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by the Trustee not individually or personally but solely as trustee of the Trust, in the exercise of the powers and authority conferred and vested in it under the PSA, (ii) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by the Trustee but is made and intended for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as creating any liability on the part of the Trustee, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (iv) under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related documents as to all of which recourse shall be had solely to the assets of the Trust in accordance with the terms of the PSA.

(g)    Additional Representations.

        Party B represents that:

(i)    Status.  The Trustee is trustee of the Trust under the PSA.  It is a national banking association validly existing under the laws of the United States of America.

(ii)   Powers. In its capacity as trustee of the Trust, the Trustee has power under the PSA to execute this Agreement and any other documentation relating to this Agreement that the Trustee is executing and delivering on behalf of the Trust, to deliver this Agreement and any other documentation relating to this Agreement that it is required to execute and deliver and to perform the obligations (on behalf of the Trust) under this Agreement and any obligations (on behalf of the Trust) under any Credit Support Document to which the Trustee on behalf of the Trust is party and has taken all necessary action to authorize such execution, delivery and performance.

 (h)  Proceedings.  Without impairing any right afforded to it under the PSA as a third party beneficiary, Party A shall not institute against or cause any other person to institute against, or join any other person in instituting against the Trust, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy, dissolution or similar law, for a period of one year and one day, or if longer the applicable preference period then in effect, following indefeasible payment in full of the Certificates.  Nothing shall preclude, or be deemed to stop, Party A (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by Party B or (B) any involuntary insolvency proceeding filed or commenced by a Person other than Party A, or (ii) from commencing against Party B or any of the Mortgage Loans any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding.

(i)    Change of Account.  Section 2(b) of this Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof:

“to another account in the same legal and tax jurisdiction as the original account”

(j)    Pooling and Servicing Agreement.  Party B will provide at least ten days' prior written notice to Party A of any proposed amendment or modification to the PSA and Party B will obtain the prior written consent of Party A to any such amendment or modification, where such notice and consent are required under the terms of the PSA.

(k)   Set-off.  Notwithstanding any provision of this Agreement or any other existing or future agreements, each of Party A and Party B irrevocably waives as to itself any and all contractual rights it may have to set off, net, recoup or otherwise withhold or suspend or condition its payment or performance of any obligation to the other party under this Agreement against any obligation of one party hereto to the other party hereto arising outside of this Agreement.  The provisions for set-off set forth in Section 6(e) of this Agreement shall not apply for purposes of this Transaction.

(l)       Notice of Certain Events or Circumstances.  Each party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other party notice of such event or condition (or, in lieu of giving notice of such event or condition in the case of an event or condition that with the giving of notice or passage of time or both would constitute an Event of Default or Termination Event with respect to the party, to cause such event or condition to cease to exist before becoming an Event of Default or Termination Event); provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

(m)    Regarding Party A.  Party B acknowledges and agrees that Party A has had and will have no involvement in and, accordingly Party A accepts no responsibility for:  (i) the establishment, structure, or choice of assets of Party B; (ii) the selection of any person performing services for or acting on behalf of Party B; (iii) the selection of Party A as the Counterparty; (iv) the terms of the Certificates; (v) the preparation of or passing on the disclosure and other information contained in any offering circular for the Certificates, the PSA, or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of the Certificates (other than information provided by Party A for purposes of the disclosure document relating to the Class A Certificates, the Mezzanine Certificates and the Class B Certificates; (vi) the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under this Agreement; or (vii) any other aspect of Party B's existence.

(n)     Amendments and Rating Agency Condition.  Without prejudice to Section 9 of this Agreement, this Agreement will not be amended unless the Rating Agency Condition is satisfied with respect to such amendment.  “Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder that the party acting or failing to act must consult with each of S&P, Fitch and Moody’s then providing a rating of the Class A Certificates, the Mezzanine Certificates and the Class B Certificates and receive a prior written confirmation from each of the Rating Agencies that S&P, Moody’s or Fitch will not downgrade or withdraw its then-current ratings of any outstanding Class A Certificates, the Mezzanine Certificates or the Class B Certificates.

(o)     Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-” and (ii) deleting the final paragraph thereof.

(p)     Waiver of Jury Trial.Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document. Each party certifies (i) that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable, by, among other things, the mutual waivers and certifications in this Section.

(q)      Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties in connection with this Agreement or any potential transaction and (ii) if applicable, agrees to obtain any necessary consent of, and give notice of such recording to, such personnel.

(r)      Independent Reliance.  The parties agree to amend Section 3 of this Agreement by the addition of the following provision at the end thereof and marked as subsection (g).

“(g)          Independent Reliance.   Party A is entering into this Agreement and will enter into each Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other party.  Party B is entering into this Agreement and will enter into each Transaction in reliance upon the direction of the Depositor and not upon any view expressed by the other party.”

(s)      Escrow Payments.  If (whether by reason of the time difference between the cities in which payments are to be made or otherwise) it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow.  In this case deposit of the payment due earlier on that date shall be made by 2:00 pm (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party, accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow.  The party that elects to have payments made in escrow shall pay all costs of the escrow arrangements.

(t)      [Reserved.]

(u)      Method of Notice.  Section 12(a)(ii) of this Agreement is deleted in its entirety.

(v)     USA PATRIOT Act Notice.  Party A hereby notifies Party B that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party A to identify Party B in accordance with the Act.

IN WITNESS WHEREOF, the parties have executed this docum

ent by their duly authorized officers with effect from the date specified on the first page hereof.

ABN AMRO BANK, N.V.	Deutsche Bank National Trust Company, not in its individual capacity but solely as Trustee on behalf of Long Beach Mortgage Loan Supplemental Interest Trust 2006-5
By: Name: Title:	By: Name: Ronaldo Reyes Title: Vice President
By: Name: Title:	By: Name: Eiko Akiyama Title: Authorized Signer